Exhibit 2.1

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

THIS MASTER SEPARATION AND DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of April 4, 2004, by and between Motorola, Inc., a Delaware corporation (“Motorola”), and Freescale Semiconductor, Inc., a Delaware corporation (“Freescale”). Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to such terms in Article 1 of this Agreement.

RECITALS

WHEREAS, Motorola has determined that it would be appropriate, desirable and in the best interests of Motorola and Motorola’s stockholders to separate the SPS Business from Motorola;

WHEREAS, in connection with the separation of the SPS Business from Motorola, Motorola desires to contribute or otherwise transfer, and to cause certain of its Subsidiaries to contribute or otherwise transfer, certain Assets and Liabilities associated with the SPS Business, including the stock or other equity interests of certain of Motorola’s Subsidiaries dedicated to the SPS Business, to Freescale and certain of Freescale’s Subsidiaries (collectively, the “Contribution”);

WHEREAS, Freescale intends to offer and sell for its own account a limited number of shares of Freescale Class A Common Stock pursuant to an initial public offering of such shares (the “IPO”), and in furtherance thereof, Freescale has previously filed the IPO Registration Statement with the SEC which has not yet become effective;

WHEREAS, in connection with the Contribution and in exchange for the SPS Assets contributed by Motorola directly to Freescale, Freescale intends to (i) convert the Freescale Common Stock held by Motorola into shares of Freescale Class B Common Stock such that Motorola will own all of the outstanding Freescale Class B Common Stock immediately following the consummation of the IPO, (ii) distribute to Motorola a portion of the IPO proceeds and Freescale Borrowing proceeds, which Motorola intends to transfer to creditors of Motorola, and (iii) assume the SPS Liabilities;

WHEREAS, Motorola intends, after the IPO, to distribute to holders of shares of Motorola Common Stock the outstanding shares of Freescale Common Stock then owned by Motorola (the “Distribution”);

WHEREAS, Motorola and Freescale intend that the contribution of Assets by Motorola to Freescale pursuant to Section 2.1 of this Agreement and the Distribution, taken together, will qualify as a reorganization for U.S. federal income tax purposes pursuant to which no gain or loss will be recognized by Motorola or its stockholders under Section 355, 361(b)(3), 368(a)(1)(D) and related provisions of the Code, and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code; and

WHEREAS, the parties intend in this Agreement and the Ancillary Agreements to set forth the principal arrangements between them regarding the Contribution, the IPO and the Distribution:

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms, as used in this Agreement, have the following meanings:

“Action” means any suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person.

“ADR” has the meaning set forth in Section 9.3(b) of this Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly “controlling,” “controlled by,” or “under common control with” (within the meaning of the Securities Act), such specified Person; provided, however, that for purposes of this Agreement, unless this Agreement expressly provides otherwise, the determination of whether a Person is an Affiliate of another Person will be made assuming that no member of the Motorola Group is an Affiliate of any member of the Freescale Group.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means each of the Contribution Agreements, the Employee Matters Agreement, the Freescale Transition Services Agreement, the Intellectual Property Assignment Agreement, the Intellectual Property License Agreement, the Motorola Transition Services Agreement, the Registration Rights Agreement and the Tax Sharing Agreement, including any exhibits, schedules, attachments, tables or other appendices thereto, and each agreement and other instrument contemplated herein or therein.

“Annual Financial Statements” has the meaning set forth in Section 5.1(a)(v) of this Agreement.

“Assets” means assets, properties and rights (including goodwill and rights arising under Contracts), wherever located (including in the possession of vendors, other Persons or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Bad Act” has the meaning set forth in Section 2.2 of this Agreement.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in Chicago, Illinois or New York, New York are authorized or obligated by law or executive order to close.

“Claimed Amount” has the meaning set forth in Section 8.3(a) of this Agreement.

“Claim Notice” has the meaning set forth in Section 8.3(a) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

“Contribution” has the meaning set forth in the Recitals to this Agreement.

“Contribution Agreements” means the agreements entered into by and between Motorola and certain of the Motorola Subsidiaries, on the one hand, and Freescale and certain of the Freescale Subsidiaries, on the other hand, pursuant to which the Contribution will be effected.

“Controlling Party” has the meaning set forth in Section 8.3(d)(ii) of this Agreement.

“Covered Subsidiary” means a corporation or other legal entity controlled or owned, directly or indirectly, by Motorola or Freescale, as applicable, that satisfies the definition of “Subsidiary” under a Motorola insurance policy.

“Damages” means all losses, claims, demands, damages, Liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, liens, forfeitures, settlements, fees or expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or Action), of any nature or kind, whether or not the same would properly be reflected on a balance sheet.

“Dispute” has the meaning set forth in Section 9.3(a) of this Agreement.

“Distribution” has the meaning set forth in the Recitals to this Agreement.

“Distribution Agent” has the meaning set forth in Section 4.4(a) of this Agreement.

“Distribution Date” means the date on which the Distribution occurs.

“Effective Date” means April 4, 2004.

“Employee Matters Agreement” means that certain Employee Matters Agreement entered into by and between Motorola and Freescale effective as of the Effective Date, as such Employee Matters Agreement may be amended from time to time.

“Environmental Law” means any federal, state, local, foreign or international statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law (including tort and environmental nuisance law), legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental authority, now or hereafter in effect, relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or to emissions, discharges, releases or threatened releases of any substance currently or at any time hereafter listed, defined, designated or classified as hazardous, toxic, waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act and the Resource Conservation and Recovery Act and comparable provisions in state, local, foreign or international law.

“Environmental Liabilities” means all Liabilities relating to, arising out of, or resulting from, any Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Existing IP Litigation Matters” means the following pending litigation matters: (i) Motorola, Inc. v. Analog Devices, Inc., No. 1:03-CV-0131, United States District Court, Eastern District of Texas (Beaumont Division); (ii) STMicroelectronics v. Motorola, Inc., No. 4:03cv276, United States District Court, Eastern District of Texas (Sherman Division); and (iii) Motorola, Inc. v. Micron Technology, Inc., No. A04 CA 007, United States District Court, Western District of Texas (Austin Division).

“Financial Statements” means the Annual Financial Statements and Quarterly Financial Statements collectively.

“Freescale” has the meaning set forth in the preamble to this Agreement.

“Freescale Bank Facilities” means the term loan facility and revolving credit facility, if any, contemplated to be entered into by Freescale concurrently with the IPO with a syndicate of bank and institutional lenders on such terms and conditions as agreed to by Motorola, Freescale and the other parties to the Freescale Bank Facilities.

“Freescale High Yield Notes” means the senior unsecured notes contemplated to be issued by Freescale concurrently with the IPO on such terms and conditions as agreed to by Motorola, Freescale and the underwriters for the Freescale High Yield Notes.

“Freescale Borrowing” means new indebtedness of Freescale and its Subsidiaries to be incurred by the IPO pursuant to the Freescale Bank Facilities and the issuance of the Freescale High Yield Notes.

“Freescale Capital Stock” means all classes or series of capital stock of Freescale, including the Freescale Class A Common Stock, the Freescale Class B Common Stock, and all options, warrants and other rights to acquire such capital stock.

“Freescale Class A Common Stock” means the Class A common stock, $0.01 par value per share, of Freescale.

“Freescale Class B Common Stock” means the Class B common stock, $0.01 par value per share, of Freescale.

“Freescale Common Stock” means the common stock of Freescale, including the Freescale Class A Common Stock and the Freescale Class B Common Stock.

“Freescale Group” means Freescale, each Person that Freescale directly or indirectly controls (within the meaning of the Securities Act) immediately after the Effective Date, and each other Person that becomes an Affiliate of Freescale after the Effective Date.

“Freescale Indebtedness” means the aggregate principal amount of total liabilities (whether long-term or short-term) for borrowed money (including capitalized leases) of the Freescale Group collectively, as determined for purposes of its Financial Statements prepared in accordance with GAAP.

“Freescale Indemnified Parties” has the meaning set forth in Section 8.2 of this Agreement.

“Freescale Public Documents” has the meaning set forth in Section 5.1(a)(viii) of this Agreement.

“Freescale Shared Contract” means any Contract included in the SPS Assets relating in part to the Motorola Business.

“Freescale Transfer Agent” means the transfer agent and registrar for the Freescale Class A Common Stock.

“Freescale Transition Services Agreement” means the Transition Services Agreement entered into by and between Motorola and Freescale effective as of the Effective Date, pursuant to which one or more members of the Motorola Group will provide certain transition services to one or more members of the Freescale Group, as such Freescale Transition Services Agreement may be amended from time to time.

“Freescale Voting Stock” has the meaning set forth in Section 5.2 of this Agreement.

“Freescale’s Auditors” has the meaning set forth in Section 5.1(b)(i) of this Agreement.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Global Reorganization and Restructuring Plan” means the Global Reorganization and Restructuring Plan in substantially the form attached to this Agreement as Exhibit A, pursuant to which certain Assets and Liabilities will be transferred between the parties and their Affiliates in connection with the Contribution.

“Group” means either the Motorola Group or the Freescale Group, as the context requires.

“Indemnified Party” has the meaning set forth in Section 8.3(a) of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 8.3(a) of this Agreement.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Intellectual Property” has the meaning set forth in the Intellectual Property Assignment Agreement.

“Intellectual Property Assignment Agreement” means that certain Intellectual Property Assignment Agreement entered into by and between Motorola and Freescale effective as of the Effective Date, as such Intellectual Property Assignment Agreement may be amended from time to time.

“Intellectual Property License Agreement” means that certain Intellectual Property License Agreement entered into by and between Motorola and Freescale effective as of the Effective Date, as such Intellectual Property License Agreement may be amended from time to time.

“Intended Transferee” has the meaning set forth in Section 2.5(b) of this Agreement.

“Intended Transferor” has the meaning set forth in Section 2.5(b) of this Agreement.

“Inter-Group Indebtedness” means indebtedness for borrowed funds between a member of the Motorola Group and a member of the Freescale Group as set forth on the Motorola Treasury capitalization plan.

“IPO” has the meaning set forth in the Recitals to this Agreement.

“IPO Registration Statement” means the registration statement on Form S-1 (SEC File No. 111250) as filed by Freescale with the SEC in connection with the IPO, together with all amendments and supplements thereto.

“IPO Settlement Date” means the date on which the First Time of Delivery (as defined in the Underwriting Agreement) occurs.

“Iridium Claims” means any Liability in respect of any governmental, judicial or adversarial proceeding, litigation, arbitration, dispute, claim, cause of action or investigation, relating to the Iridium satellite communications business, including without limitation Freeland v. Iridium World Communications, Inc., et al., M&C Partners III v. Galvin, et al., Statutory Committee of Unsecured Creditors v. Motorola, Inc. and the proceedings relating to the private criminal complaint and the civil suit brought by Iridium India Telecom Ltd. against Motorola, Inc., et al.

“Iridium Data” means any data, disk or any other Information relating to the Iridium satellite communications business, including, but without limitation, data located on mainframe systems IBM 9672-Y36 and a 9672-R36 on enterprise storage server IBM 2105 Model F20 DASD with any of the following volume identification numbers: PCIC40, PDAB02, PDAB03, PDAB04, PDAB06, PDAB07, PDAB08, PDAB55, PDAB57, PDAB58, PDB201, PDB204, PDB205, PDBT00, PMIG40, PPRV60, PPRV61, PPRV62, PPRV63, PPRV64, PPRV65, PPRV66, PPRV67, PPRV68, PPRV69, PPRV6A, PPRV6B, PPRV6C, PPRV6D, PPRV6E, PPRV6F, PPRV6G, PPRV6H, PPRV6I, PPRV6J, PPRV6K, PPRV6L, PPRV6M, PPRV6N, PPRV6O, PPRV6P, PPRV6Q, PPRV6R, PPRV6S, PPRV6T, PPRV6U, PPRV6V, PPRV6W, PPRV6X, PPRV6Y, PPRV6Z, PPRV70, PPRV71, PPRV72, PPRV73, PPRV74, PPRV75, PPRV76, PPRV77, PPRV78, PPRV79, PPRV7A, PPRV7B, PPRV7C, PPRV7D, PPRV7E, PPRV7F, PPRV7G, PPRV7H, PPRV7I, PPRV7J, PPRV7K, PPRV7L, PPRV7M, PPRV7N, PPRV7O, PPRV7P, PPRV7Q, PPRV7R, PPRV7S, PPRV7T, PPRV7U, SGEGT1, SGEGT2, SGEGT3 and SGEGT4.

“IRS” means the United States Internal Revenue Service.

“Key Ancillary Agreements” means each of the Employee Matters Agreement, the Freescale Transition Services Agreement, the Intellectual Property Assignment Agreement, the Intellectual Property License Agreement, the Motorola Transition Services Agreement, the Registration Rights Agreement and the Tax Sharing Agreement, including any exhibits, schedules, attachments, tables or other appendices thereto.

“Liabilities” means debts, liabilities (including Environmental Liabilities), guarantees, assurances, commitments and obligations of any nature or description, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of (i) any Contract or tort based on negligence or strict liability or (ii) any act or failure to act by any past or present Representative, whether or not such act or failure to act was within such Representative’s authority), and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Motorola” has the meaning set forth in the preamble to this Agreement.

“Motorola Annual Statements” has the meaning set forth in Section 5.1(b)(ii) of this Agreement.

“Motorola Business” means the businesses or operations of the Motorola Group other than the SPS Business.

“Motorola Common Stock” means the common stock, par value $3.00 per share, of Motorola.

“Motorola Credit Agreement” means that certain Motorola, Inc. Multi-Year Credit Agreement dated as of May 30, 2002 entered into between Motorola and the lenders party thereto, as the same may be amended or replaced from time to time.

“Motorola Disclosure Portions” means all material set forth in, or incorporated by reference into, the IPO Registration Statement to the extent relating exclusively to (i) the Motorola Group, (ii) the Motorola Business, (iii) Motorola’s intentions with respect to the Distribution, or (iv) the terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution.

“Motorola Group” means Motorola and each Person that is an Affiliate of Motorola (other than any member of the Freescale Group) immediately after the Effective Date, and each other Person that becomes an Affiliate of Motorola after the Effective Date.

“Motorola Indemnified Parties” has the meaning set forth in Section 8.1 of this Agreement.

“Motorola Liabilities” means the Liabilities of Motorola other than the SPS Liabilities.

“Motorola Public Filings” has the meaning set forth in Section 5.1(a)(xii) of this Agreement.

“Motorola Shared Contract” means any Contract relating in part to the SPS Business not included in the SPS Assets.

“Motorola Transition Services Agreement” means the Transition Services Agreement entered into by and between Motorola and Freescale effective as of the Effective Date, pursuant to which one or more members of the Freescale Group will provide certain transition services to one or more members of the Motorola Group, as such Motorola Transition Services Agreement may be amended from time to time.

“Motorola’s Auditors” has the meaning set forth in Section 5.1(b)(ii) of this Agreement.

“Non-controlling Party” has the meaning set forth in Section 8.3(d)(ii) of this Agreement.

“Ordinary Course of Business” means the ordinary course of the SPS Business as conducted by Motorola and its Subsidiaries prior to the Effective Date consistent with historical custom and practice during normal day-to-day operations and not requiring any special authorization of any nature.

“Owning Party” has the meaning set forth in Section 6.2 of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency, or political subdivision thereof.

“Possessor” has the meaning set forth in Section 6.3 of this Agreement.

“Quarterly Financial Statements” has the meaning set forth in Section 5.1(a)(iv) of this Agreement.

“Record Date” means the close of business on the date to be determined by Motorola’s Board of Directors as the record date for determining the stockholders of Motorola entitled to receive shares of Freescale Common Stock pursuant to the Distribution.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into between Motorola and Freescale prior to the IPO, as such Registration Rights Agreement may be amended from time to time.

“Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

“Regulation S-X” means Regulation S-X of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

“Requestor” has the meaning set forth in Section 6.3 of this Agreement.

“Retention Period” has the meaning set forth in Section 6.4 of this Agreement.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

“SPS Assets” means all of Motorola’s and its Subsidiaries’ right, title and interest in and to:

(i) any and all Assets of Motorola and its Subsidiaries that are used exclusively or held for use exclusively in the SPS Business; and

(ii) any and all Assets that are expressly listed, scheduled or otherwise clearly described in a Contribution Agreement or any other Ancillary Agreement as Assets to be transferred to Freescale or any other member of the Freescale Group.

“SPS Business” means (i) the businesses and operations conducted by the Semiconductor Products Sector of Motorola and its Affiliates (including, for purposes of this definition, any member of the Freescale Group) prior to the Effective Date, including as described in the IPO Registration Statement, and (ii) except as otherwise expressly provided in this Agreement, any terminated, divested or discontinued businesses or operations that at the time of such termination, divestiture or discontinuation related to the SPS Business (as described in the foregoing clause (i)) as then conducted.

“SPS Liabilities” means the following:

(i) any and all Liabilities to the extent arising out of or relating to the SPS Business or the SPS Assets, in each case whether such Liabilities arise or accrue prior to, on or after the Effective Date (other than Tax-related Liabilities which are specifically retained by Motorola under the Tax Sharing Agreement and employee-related Liabilities which are specifically retained by Motorola under the Employee Matters Agreement);

(ii) any and all Liabilities to the extent arising out of or relating to the operation of any business conducted by any member of the Freescale Group at any time after the Effective Date;

(iii) any and all Liabilities that are expressly listed, scheduled or otherwise clearly described in a Contribution Agreement or any other Ancillary Agreement as Liabilities to be assumed by Freescale or any member of the Freescale Group; and

(iv) all obligations of the Freescale Group under or pursuant to this Agreement, any Ancillary Agreement or any other instrument entered into in connection herewith or therewith.

“Steering Committee” has the meaning set forth in Section 9.3(a)(i) of this Agreement.

“Subsidiary” means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members to the board of directors or similar governing body; provided, however, that unless the context otherwise requires, references to Subsidiaries of Motorola will not include the entities that will be transferred to Freescale or other members of the Freescale Group pursuant to this Agreement, including, without limitation, the entities listed on Exhibit 21.1 to the IPO Registration Statement, whether the transfer of such entities occurs prior to or after the Effective Date.

“Tax” and “Taxes” have the meanings set forth in the Tax Sharing Agreement.

“Tax Advisor” has the meaning set forth in the Tax Sharing Agreement.

“Tax Control” means the definition of “control” set forth in Section 368(c) of the Code.

“Tax-Free Status” has the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means that certain Tax Sharing Agreement entered into by and between Motorola and Freescale effective as of the Effective Date, as such Tax Sharing Agreement may be amended from time to time.

“Third-Party Claim” has the meaning set forth in Section 8.3(d)(i) of this Agreement.

“Underwriters” means the managing underwriters for the IPO as described in the IPO Registration Statement.

“Underwriting Agreement” means the Underwriting Agreement between Motorola, Freescale and the Underwriters relating to the IPO, as amended from time to time.

ARTICLE 2

CONTRIBUTION AND ASSUMPTION

Section 2.1    Contribution of SPS Assets. Unless otherwise provided in this Agreement or in any Ancillary Agreement, on the Effective Date, Motorola will (and Motorola will cause its applicable Subsidiaries to) assign, transfer and convey to Freescale and its applicable Subsidiaries, and Freescale will (and Freescale will cause its applicable Subsidiaries to) receive and accept from Motorola and its applicable Subsidiaries, all of Motorola’s and its applicable Subsidiaries’ right, title and interest in and to the SPS Assets. Such assignments, transfers and conveyances will be effective at such times as provided in each respective Ancillary Agreement and will be subject to the terms and conditions of this Agreement and any applicable Ancillary Agreement.

Section 2.2    Assumption of Liabilities. Unless otherwise provided in this Agreement or in any Ancillary Agreement, on the Effective Date, Freescale will (and Freescale will cause its applicable Subsidiaries to) assume, and on a timely basis pay, perform, satisfy and discharge the SPS Liabilities in accordance with their respective terms. Freescale and its applicable Subsidiaries will be responsible for all SPS Liabilities, regardless of (a) when or where such Liabilities arose or arise, (b) whether the facts on which they are based occurred on, prior to or subsequent to the Effective Date, (c) where or against whom such Liabilities are asserted or determined, (d) whether asserted or determined on, prior to or subsequent to the Effective Date, or (e) whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation (each, a “Bad Act”) by any member of the Motorola Group, the Freescale Group or any of their respective past or present Representatives; provided, however, that this clause 2.2(e) will not limit Freescale’s right to make a claim against a Motorola Group member for Damages suffered by it to the extent that such Damages are a direct result of a Bad Act committed by a Motorola Group member subsequent to the Effective Date; provided further, however, that Freescale’s right to make such a claim may otherwise be limited in any Ancillary Agreement. Such assumptions of SPS Liabilities will be effective at such times as provided in each respective Ancillary Agreement and will be subject to the terms and conditions of this Agreement and any applicable Ancillary Agreement.

Section 2.3    Effective Date; Deliveries. In furtherance of the assignment, transfer and conveyance of the SPS Assets and the assumption of the SPS Liabilities as set forth in this Agreement and the Ancillary Agreements, unless otherwise provided in this Agreement or in any Ancillary Agreement, on the Effective Date, the parties will execute and deliver, and they will cause their respective Subsidiaries and Representatives, as applicable, to execute and deliver: (a) each of the Contribution Agreements and other Ancillary Agreements; (b) such bills of sale, stock powers, certificates of title, assignments of Contracts, subleases and other instruments of transfer, conveyance and assignment as, and to the extent, necessary or convenient to evidence the transfer, conveyance and assignment to Freescale (or, as applicable, its Subsidiaries) of all of Motorola’s (or, as applicable, its Subsidiaries’) right, title and interest in and to the SPS Assets; and (c) such assumptions of Contracts and other instruments of assumption as, and to the extent, necessary or convenient to evidence the valid and effective assumption of the SPS Liabilities by Freescale (or, as applicable, its Subsidiaries).

Section 2.4    No Representations or Warranties. Freescale (on behalf of itself and each member of the Freescale Group) acknowledges and agrees that, except as expressly set forth in this Agreement or any Ancillary Agreement, (a) no member of the Motorola Group is making any representations or warranties in this Agreement or any Ancillary Agreement, express or implied, as to the condition, quality, merchantability or fitness of any SPS Asset transferred pursuant to this Agreement, any Ancillary Agreement or any other agreement contemplated hereby or thereby, (b) all such SPS Assets will be transferred on an “as is,” “where is” basis (and in the case of any real property, by means of a quitclaim or similar form deed or conveyance), and (c) Freescale and its Affiliates will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in them good and marketable title, free and clear of any security interest, pledge, lien, charge, claim or other encumbrance of any nature whatsoever.

Section 2.5    Transfers Not Effected On the Effective Date.

(a) The parties acknowledge and agree that some of the transfers contemplated by this Article 2 may not be effected on the Effective Date due to the inability of the parties to obtain necessary consents or approvals or the inability of the parties to take certain other actions necessary to effect such transfers on the Effective Date. To the extent any transfers contemplated by this Article 2 have not been fully effected on the Effective Date, Motorola and Freescale will cooperate and use commercially reasonable efforts (and will cause the applicable members of its respective Group to use such efforts) to obtain any necessary consents or approvals or take any other actions necessary to effect such transfers as promptly as practicable following the Effective Date.

(b) Nothing in this Agreement will be deemed to require the transfer or assignment of any Contract or other Asset by Motorola or one of its Subsidiaries (an “Intended Transferor”) to Freescale or one of its Subsidiaries (an “Intended Transferee”) to the extent that such transfer or assignment would constitute a material breach of such Contract or cause forfeiture or loss of such Asset; provided, however, that even if such Contract or other Asset cannot be so transferred or assigned, such Contract or other Asset will be deemed a SPS Asset solely for purposes of determining whether any Liability is a SPS Liability.

(c) If an attempted assignment would be ineffective or would impair an Intended Transferee’s rights under any such SPS Asset so that the Intended Transferee would not receive all such rights, then the parties will use commercially reasonable efforts to provide to, or cause to be provided to, the Intended Transferee, to the extent permitted by law, the rights of any such SPS Asset and take such other actions as may reasonably be requested by the other party in order to place the Intended Transferee, insofar as reasonably possible, in the same position as if such SPS Asset had been transferred as contemplated hereby. In connection therewith, (i) the Intended Transferor will promptly pass along to the Intended Transferee when received all benefits derived by the Intended Transferor with respect to any such SPS Asset, and (ii) the Intended Transferee will pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor’s obligations with respect to any such SPS Asset in a timely manner and in accordance with the terms thereof which it may do without breach. If and when such consents or approvals are obtained or such other required actions have been taken, the transfer of the applicable SPS Asset will be effected in accordance with the terms of this Agreement and any applicable Ancillary Agreement.

Section 2.6    Shared Contracts. The parties agree as follows:

(a) At the written request of Freescale, Motorola will, and will cause other members of the Motorola Group to, to the extent permitted by the applicable Motorola Shared Contract and applicable law, make available to Freescale or applicable members of the Freescale Group the benefits and rights under the Motorola Shared Contracts (except where the benefits or rights under such Motorola Shared Contracts are specifically provided pursuant to an Ancillary Agreement) which are substantially equivalent to the benefits and rights enjoyed by the Motorola Group under each Motorola Shared Contract for which such request is made by Freescale, to the extent such benefits relate to the SPS Business; provided, however, that the applicable members of the Freescale Group will assume and discharge (or promptly reimburse Motorola for) the obligations and liabilities under the relevant Motorola Shared Contracts associated with the benefits and rights so made available to them.

(b) At the written request of Motorola, Freescale will, and will cause other members of the Freescale Group to, to the extent permitted by the applicable Freescale Shared Contract and applicable law, make available to Motorola or applicable members of the Motorola Group the benefits and rights under the Freescale Shared Contracts (except where the benefits or rights under such Freescale Shared Contracts are specifically provided pursuant to an Ancillary Agreement) which are substantially equivalent to the benefits and rights enjoyed by the Freescale Group under each Freescale Shared Contract for which such request is made by Motorola, to the extent such benefits relate to the Motorola Business; provided, however, that the applicable members of the Motorola Group will assume and discharge (or promptly reimburse Freescale for) the obligations and liabilities under the relevant Freescale Shared Contracts associated with the benefits and rights so made available to them.

The parties’ rights and obligations pursuant to this Section 2.6 will terminate upon the earliest to occur of (i) the Distribution Date, (ii) the termination of Motorola’s obligation to effect the Distribution pursuant to Section 9.14(b), and (iii) with respect to any Motorola Shared Contract or Freescale Shared Contract in particular, such time that the arrangement pursuant to this Section 2.6 is no longer permitted thereunder.

Section 2.7    Inter-Group Indebtedness. On or prior to the IPO Settlement Date, each party will repay, and each party will cause each of its Subsidiaries to repay, as applicable, its respective Inter-Group Indebtedness in accordance with the terms of such Inter-Group Indebtedness.

Section 2.8    Global Reorganization and Restructuring Plan. In connection with the Contribution, each of Motorola and Freescale will take, and each party will cause each member of its respective Group to take, such action as reasonably necessary to consummate the transactions contemplated by the Global Reorganization and Restructuring Plan (whether prior to or after the Effective Date).

ARTICLE 3

THE IPO

Section 3.1    Transactions Prior to the IPO. Subject to the conditions hereof, Motorola and Freescale will use their commercially reasonable efforts to consummate the IPO, including, without limitation, by taking the actions specified in this Section 3.1.

(a) Freescale will file such amendments or supplements to the IPO Registration Statement as may be necessary in order to cause the IPO Registration Statement to become and remain effective as required by applicable law or by the Underwriters, including, without limitation, filing such amendments and supplements thereto as may be required by the Underwriting Agreement, the SEC or applicable securities laws. Motorola and Freescale will also cooperate in preparing, filing with the SEC and causing to become effective a registration statement registering the Freescale Class A Common Stock under the Exchange Act, and any registration statements or amendments thereto which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO, the Distribution or the other transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Freescale and Motorola will enter into the Underwriting Agreement, in form and substance reasonably satisfactory to each party, and each party will comply with its respective obligations thereunder.

(c) Freescale will use its commercially reasonable efforts to take all such action as may be necessary or appropriate under applicable state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the IPO.

(d) Freescale will prepare, file and use commercially reasonable efforts to seek to make effective, an application for listing of the Freescale Class A Common Stock to be issued in the IPO on the New York Stock Exchange, subject to official notice of issuance.

(e) Freescale will participate in the preparation of materials and presentations that Motorola and the Underwriters will deem necessary or desirable.

(f) Freescale will cooperate in all respects with Motorola in connection with the pricing and timing of the Freescale Class A Common Stock to be issued in the IPO and will, at Motorola’s direction, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.

Section 3.2    Proceeds of the IPO; Consideration for SPS Assets. The IPO will be a primary offering of Freescale Class A Common Stock, and the net proceeds of the IPO will be used as described in the IPO Registration Statement in the section entitled “Use of Proceeds”. The contribution or other transfer of SPS Assets by Motorola to Freescale in connection with the Contribution will be in exchange for (a) the conversion of the Freescale Common Stock held by Motorola into shares of Freescale Class B Common Stock such that Motorola will own all of the outstanding Freescale Class B Common Stock immediately following the consummation of the IPO, (b) the distribution to Motorola of a portion of the IPO proceeds and Freescale Borrowing proceeds, and (c) the assumption by Freescale of SPS Liabilities. Motorola intends to transfer such IPO proceeds and Freescale Borrowing proceeds received by Motorola from Freescale to Motorola’s creditors in retirement of outstanding third-party indebtedness.

Section 3.3    Conditions Precedent to Consummation of the IPO. The obligations of the parties to consummate the IPO will be subject to such conditions as Motorola will determine in its sole and absolute discretion, which conditions will be for the sole benefit of Motorola, may be waived by Motorola in its sole and absolute discretion, and any determination by Motorola regarding the satisfaction or waiver of any of such conditions will be conclusive. Such conditions will include, without limitation, the following:

(a) The IPO Registration Statement will have been declared effective by the SEC, and there will be no stop order in effect with respect thereto and no proceeding for that purpose will have been instituted by the SEC;

(b) The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) referred to in Section 3.1 will have been taken and, where applicable, have become effective or been accepted;

(c) The Freescale Class A Common Stock to be issued in the IPO will have been accepted for listing on the New York Stock Exchange, on official notice of issuance;

(d) Freescale will have entered into the Underwriting Agreement and all conditions to the obligations of Freescale and the Underwriters thereunder will have been satisfied or waived;

(e) Motorola will be satisfied in its sole and absolute discretion that (i) it will possess Tax Control of Freescale immediately following the consummation of the IPO, (ii) all other matters regarding the Tax-Free Status will, to the extent applicable as of the time the IPO is consummated, be satisfied or can reasonably be anticipated to be satisfied, and (iii) there will be no event or condition that may cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter;

(f) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the IPO or any of the other transactions contemplated by this Agreement or any Ancillary Agreement will be in effect;

(g) Motorola will have determined that the terms of the IPO, including the timing and pricing thereof, and other material matters in connection therewith, are acceptable to Motorola;

(h) Freescale will have incurred the Freescale Borrowing on terms and with lender(s) acceptable to Motorola; and

(i) This Agreement will not have been terminated.

Section 3.4    Conversion of Outstanding Freescale Common Stock into Freescale Class B Common Stock. Prior to the consummation of the IPO, Motorola and Freescale will each take all actions (including, without limitation, such actions that are required to effect the adoption by Freescale of an amended and restated certificate of incorporation) that Motorola determines, in its sole discretion, may be required to provide for the conversion of the issued and outstanding shares of Freescale Common Stock held by Motorola as of the date hereof into a number of shares of Freescale Class B Common Stock such that Motorola possesses Tax Control of Freescale at all times before, at the time of, and immediately following, the consummation of the IPO.

ARTICLE 4

THE DISTRIBUTION

Section 4.1    The Distribution. Motorola intends, following the consummation of the IPO, to complete the Distribution by December 31, 2004. Motorola will, in its sole and absolute discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, Motorola may, at any time and from time to time until the completion of the Distribution, modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. Freescale will cooperate with Motorola in all respects to accomplish the Distribution and will, at Motorola’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, to the extent necessary, the registration under the Securities Act and the Exchange Act of the Freescale Common Stock on an appropriate registration form or forms to be designated by Motorola. Motorola will select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Motorola, provided, however, that nothing in this Agreement will prohibit Freescale from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

Section 4.2    Actions Prior to the Distribution. In connection with the Distribution, the parties will take the actions set forth in this Section 4.2.

(a) Motorola and Freescale will prepare and mail, prior to any Distribution Date, to the holders of Motorola Common Stock, such information concerning Freescale and the Distribution and such other matters as Motorola reasonably determines and as may be required by law. Motorola and Freescale will prepare, and Freescale will, to the extent required by applicable law, file with the SEC any such documentation that Motorola determines is necessary or desirable to effect the Distribution, and Motorola and Freescale will each use its commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(b) Freescale will use its commercially reasonable efforts to take all such action as may be necessary or desirable under applicable state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Distribution.

(c) Freescale will prepare, file and use commercially reasonable efforts to seek to make effective, an application for listing of the Freescale Common Stock to be distributed in the Distribution on the New York Stock Exchange, subject to official notice of issuance.

(d) Freescale will take all reasonable steps necessary or desirable to cause the conditions set forth in Section 4.3 to be satisfied and to effect the Distribution.

Section 4.3    Conditions to Distribution. The consummation of the Distribution will be subject to the satisfaction, or waiver by Motorola in its sole and absolute discretion, of the conditions set forth in this Section 4.3. Any determination by Motorola regarding the satisfaction or waiver of any of such conditions will be conclusive. For the avoidance of doubt, in the event that Motorola determines not to consummate the Distribution because one or more of such conditions is not satisfied or for any other reason, such determination by Motorola will not impact the effectiveness of the Contribution or the IPO.

(a) The receipt by Motorola, in form and substance satisfactory to it, of either, at its option and in its sole and absolute discretion, a ruling by the IRS or an opinion from its Tax Advisor regarding the Tax-Free Status and such other matters, as it will determine to be necessary or advisable in its sole and absolute discretion.

(b) The receipt of any governmental approvals and material consents necessary to consummate the Distribution, which approvals and consents will be in full force and effect.

(c) No order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution will be in effect and no other event outside the control of Motorola will have occurred or failed to occur that prevents the consummation of the Distribution.

(d) The actions and filings necessary or appropriate under applicable securities laws in connection with the Distribution will have been taken or made, and, where applicable, have become effective or been accepted.

(e) The Freescale Common Stock to be distributed in the Distribution will have been accepted for listing on the New York Stock Exchange, subject to official notice of issuance.

(f) The receipt by Motorola, in form and substance satisfactory to it, of (i) an opinion from Delaware counsel, selected by Motorola in its sole and absolute discretion, regarding the appropriateness of the determination by the Motorola Board of Directors that Motorola has sufficient surplus under Delaware law to permit the Distribution, (ii) an opinion from its financial advisor with respect to (A) the fairness, as of the date of such opinion, to holders of Motorola Common Stock, from a financial point of view, of the Distribution, and (B) the ability of Motorola and Freescale, given their respective capital structures following the Distribution, to finance their respective operating and capital requirements through a specified date based on conditions in the capital markets as of the date of such opinion, and (iii) appropriate certificates from Freescale and/or Freescale’s senior management with respect to factual matters required by the advisors to render the opinions referenced in (i) and (ii).

Section 4.4    Certain Stockholder Matters.

(a) Subject to Section 4.3 hereof, on or prior to the Distribution Date, Motorola will deliver to a distribution agent to be appointed by Motorola (the “Distribution Agent”) for the benefit of holders of record of Motorola Common Stock on the Record Date, a single stock certificate, endorsed by Motorola in blank, representing all of the outstanding shares of Freescale Common Stock then owned by Motorola, and Motorola will instruct the Distribution Agent to deliver to the Freescale Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of Motorola Common Stock entitled to receive shares of Freescale Common Stock in connection with the Distribution. Motorola will cause its transfer agent to instruct the Distribution Agent to distribute on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of shares of Freescale Common Stock to each such holder or designated transferee(s) of such holder. Motorola will cooperate, and will instruct the Distribution Agent to cooperate, with Freescale and the Freescale Transfer Agent, and Freescale will cooperate, and will instruct the Freescale Transfer Agent to cooperate, with Motorola and the Distribution Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of Freescale Common Stock to be distributed to the holders of Motorola Common Stock in connection with the Distribution.

(b) Subject to Section 4.4(d), each holder of Motorola Common Stock on the Record Date (or such holder’s designated transferee(s)) will be entitled to receive in the Distribution a number of shares of Freescale Common Stock equal to the number of shares of Motorola Common Stock held by such holder on the Record Date, multiplied by a fraction, (i) the numerator of which is the number of shares of Freescale Common Stock beneficially owned by Motorola or any other member of the Motorola Group on the Record Date, and (ii) the denominator of which is the number of Shares of Motorola Common Stock outstanding on the Record Date. In the event that the Distribution consists of more than one class of Freescale Common Stock, each holder of Motorola Common Stock will receive shares of Freescale Common Stock, calculated as provided above, except that the calculation will be performed separately for each such class of stock.

(c) Until such Freescale Common Stock is duly transferred in accordance with applicable law, Freescale will regard the Persons entitled to receive such Freescale Common Stock as record holders of Freescale Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Freescale agrees that, subject to any transfers of such stock, (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of Freescale Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the shares of Freescale Common Stock then held by such holder.

(d) Notwithstanding anything to the contrary in this Section 4.4, in the event that the Distribution is not made in the form of a pro rata distribution of Freescale Common Stock to holders of Motorola Common Stock, the above provisions of this Section 4.4 will not apply to the Distribution.

ARTICLE 5

FINANCIAL AND OTHER COVENANTS

Section 5.1    Financial and Other Information.

(a) Financial Information. Freescale agrees that, for so long as Motorola is required to consolidate the results of operations and financial position of Freescale and any other members of the Freescale Group or to account for its investment in Freescale under the equity method of accounting (determined in accordance with generally accepted accounting principles consistently applied and consistent with SEC reporting requirements):

(i)    Disclosure of Financial Controls. Freescale will, and will cause each other member of the Freescale Group to, maintain, as of and after the Effective Date, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 promulgated under the Exchange Act; Freescale will cause each of its principal executive and principal financial officers to sign and deliver certifications to Freescale’s periodic reports and will include the certifications in Freescale’s periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K; Freescale will cause its management to evaluate Freescale’s disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15; Freescale will disclose in its periodic reports filed with the SEC information concerning Freescale management’s responsibilities for and evaluation of Freescale’s disclosure controls and procedures and internal control over financial reporting (including, without limitation, the annual management report and attestation report of Freescale’s independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable SEC rules; and, without limiting the general application of the foregoing, Freescale will, and will cause each other member of the Freescale Group to, maintain as of and after the Effective Date internal systems and procedures that will provide reasonable assurance that (A) the Financial Statements are reliable and timely prepared in accordance with GAAP and applicable law, (B) all transactions of members of the Freescale Group are recorded as necessary to permit the preparation of the Financial Statements, (C) the receipts and expenditures of members of the Freescale Group are authorized at the appropriate level within Freescale, and (D) unauthorized use or disposition of the assets of any member of the Freescale Group that could have material effect on the Financial Statements is prevented or detected in a timely manner.

(ii)    Fiscal Year. Freescale will, and will cause each member of the Freescale Group organized in the U.S. to, maintain a fiscal year that commences and ends on the same calendar days as Motorola’s fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as Motorola’s monthly accounting periods commence and end.

(iii)    Monthly Financial Reports. No later than ten (10) Business Days after the end of the first three (3) monthly accounting periods of Freescale following the Effective Date Freescale will deliver to Motorola a consolidated income statement and balance sheet for Freescale for such period and an income statement and balance sheet for each Freescale Affiliate which is consolidated with Freescale, as the case may be, in such format and detail as Motorola may request, and no later than twelve (12) Business Days after the end of the first three (3) monthly accounting periods of Freescale following the Effective Date Freescale will deliver to Motorola a consolidated statement of cashflow for Freescale for such period and statement of cashflow for each Freescale Affiliate which is consolidated with Freescale, as the case may be, in such format and detail as Motorola may request. No later than five (5) Business Days after the end of each monthly accounting period of Freescale thereafter (including the last monthly accounting period of Freescale of each fiscal year), Freescale will deliver to Motorola a consolidated income statement, balance sheet and statement of cash flow for Freescale for such period and an income statement, balance sheet and statement of cash flow for each Freescale Affiliate which is consolidated with Freescale, as the case may be, in such format and detail as Motorola may request.

(iv)    Quarterly Financial Statements. As soon as practicable, and in any event no later than the earlier of (x) ten business (10) days prior to the date on which Freescale is required to file a Form 10-Q or other document containing Quarterly Financial Statements (as defined below) with the SEC for each of the first three (3) fiscal quarters in each fiscal year of Freescale and (y) five business (5) days prior to the date on which Motorola has notified Freescale that Motorola intends to file its Form 10-Q or other document containing quarterly financial statements with the SEC, Freescale will deliver to Motorola drafts of (A) the consolidated financial statements of the Freescale Group (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Freescale the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP, and (B) a discussion and analysis by management of the Freescale Group’s financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K; provided, however, that Freescale will deliver such information at such earlier time upon Motorola’s written request with thirty (30) days’ notice resulting from Motorola’s determination to accelerate the timing of the filing of its financial statements with the SEC. The information set forth in (A) and (B) above is referred to in this Agreement as the “Quarterly Financial Statements.” No later than the earlier of (x) three (3) Business Days prior to the date Freescale publicly files the Quarterly Financial Statements with the SEC or otherwise makes such Quarterly Financial Statements publicly available or (y) three (3) Business Days prior to the date on which Motorola has notified Freescale that Motorola intends to file the Motorola quarterly financial statements with the SEC, Freescale will deliver to Motorola the final form of the Freescale Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of Freescale in substantially the forms required under SEC rules for periodic reports and in form and substance satisfactory to Motorola; provided, however, that Freescale may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Freescale to Motorola as soon as practicable, and in any event within eight (8) hours thereafter; provided, further, that Motorola’s and Freescale’s financial Representatives will actively consult with each other regarding any changes (whether or not substantive) which Freescale may consider making to its Quarterly Financial Statements and related disclosures during the two (2) Business Days immediately prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon Motorola’s financial statements or related disclosures. In addition to the foregoing, no Quarterly Financial Statement or any other document which refers, or contains information not previously publicly disclosed with respect to the ownership of Freescale by Motorola, the separation of Freescale from Motorola or the Distribution will be filed with the SEC or otherwise made public by any Freescale Group member without the prior written consent of Motorola. Notwithstanding anything to the contrary in this Section 5.1(a)(iv), Freescale will file its Quarterly Financial Statements with the SEC on the same date that Motorola files the Motorola quarterly financial statements with the SEC unless otherwise required by applicable law.

(v)    Annual Financial Statements. As soon as practicable, and in any event no later than the earlier of (x) ten business (10) days prior to the date on which Freescale is required to file a Form 10-K or other document containing its Annual Financial Statements (as defined below) with the SEC and (y) ten business (10) days prior to the date on which Motorola has notified Freescale that Motorola intends to file its Form 10-K or other document containing annual financial statements with the SEC, Freescale will deliver to Motorola (A) drafts of the consolidated financial statements of the Freescale Group (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP and (B) a discussion and analysis by management of the Freescale Group’s financial condition and results of operations for such year, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K. The information set forth in (A) and (B) above is referred to in this Agreement as the “Annual Financial Statements.” Freescale will deliver to Motorola all revisions to such drafts as soon as any such revisions are prepared or made. No later than the earlier of (x) five (5) Business Days prior to the date Freescale publicly files the Annual Financial Statements with the SEC or otherwise makes such Annual Financial Statements publicly available or (y) five (5) Business Days prior to the date on which Motorola has notified Freescale that Motorola intends to file the Motorola annual financial statements with the SEC, Freescale will deliver to Motorola the final form of the Freescale Annual Financial Statements and certifications thereof by the principal executive and financial officers of Freescale in substantially the forms required under SEC rules for periodic reports and in form and substance satisfactory to Motorola; provided, however, that Freescale may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Freescale to Motorola as soon as practicable, and in any event within eight (8) hours thereafter; provided, further, that Motorola and Freescale financial Representatives will actively consult with each other regarding any changes (whether or not substantive) which Freescale may consider making to its Annual Financial Statements and related disclosures during the three (3) Business Days immediately prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon Motorola’s financial statements or related disclosures. In addition to the foregoing, no Annual Financial Statement or any other document which refers, or contains information not previously publicly disclosed with respect, to the ownership of Freescale by Motorola, the separation of Freescale from Motorola or the Distribution will be filed with the SEC or otherwise made public by any Freescale Group member without the prior written consent of Motorola. In any event, Freescale will deliver to Motorola, no later than three (3) days prior to the date that on which Motorola has notified Freescale that Motorola intends to file the Motorola annual financial statements with the SEC, the final form of the Annual Financial Statements accompanied by an opinion thereon by Freescale’s independent certified public accountants. Notwithstanding anything to the contrary in this Section 5.1(a)(v), Freescale will file its Annual Financial Statements with the SEC on the same date that Motorola files the Motorola annual financial statements with the SEC unless otherwise required by applicable law.

(vi)    Affiliate Financial Statements. Freescale will deliver to Motorola all Quarterly and Annual Financial Statements of each Freescale Affiliate which is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of Freescale required to be delivered to Motorola pursuant to this Section 5.1.

(vii)    Conformance with Motorola Financial Presentation. All information provided by any Freescale Group member to Motorola or filed with the SEC pursuant to Section 5.1(a)(iii) through (vi) inclusive will be consistent in terms of format and detail and otherwise with Motorola’s policies with respect to the application of GAAP and practices in effect on the Effective Date with respect to the provision of such financial information by such Freescale Group member to Motorola (and, where appropriate, as presently presented in financial reports to Motorola’s Board of Directors), with such changes therein as may be requested by Motorola from time to time consistent with changes in such accounting principles and practices.

(viii)    Freescale Reports Generally. Each Freescale Group member that files information with the SEC will deliver to Motorola: (A) substantially final drafts, as soon as the same are prepared, of (x) all reports, notices and proxy and information statements to be sent or made available by such Freescale Group member to its respective security holders, (y) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and (z) all registration statements and prospectuses to be filed by such Freescale Group member with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (x), (y) and (z) are referred to in this Agreement as “Freescale Public Documents”), and (B) as soon as practicable, but in no event later than four (4) Business Days (other than with respect to 8-Ks) prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such Freescale Public Documents and, with respect to 8-Ks, as soon as practicable, but in no event later than two (2) Business Days prior to the earliest of the dates the same are printed, sent or filed in the case of planned 8-Ks and as soon as practicable, but in no event less than 2 hours in the case of unplanned 8-Ks; provided, however, that Freescale may continue to revise such Freescale Public Documents prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Freescale to Motorola as soon as practicable, and in any event within eight (8) hours thereafter; provided, further, that Motorola and Freescale financial Representatives will actively consult with each other regarding any changes (whether or not substantive) which Freescale may consider making to any of its Freescale Public Documents and related disclosures prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon Motorola’s financial statements or related disclosures. In addition to the foregoing, no Freescale Public Document or any other document which refers, or contains information not previously publicly disclosed with respect, to the ownership of Freescale by Motorola, the separation of Freescale from Motorola or the Distribution will be filed with the SEC or otherwise made public by any Freescale Group member without the prior written consent of Motorola.

(ix)    Budgets and Financial Projections. Freescale will, as promptly as practicable, deliver to Motorola copies of all annual and other budgets and financial projections (consistent in terms of format and detail and otherwise required by Motorola) relating to Freescale on a consolidated basis and will provide Motorola an opportunity to meet with management of Freescale to discuss such budgets and projections.

(x)    Other Information. With reasonable promptness, Freescale will deliver to Motorola such additional financial and other information and data with respect to the Freescale Group and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by Motorola.

(xi)    Press Releases and Similar Information. Freescale and Motorola will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the Freescale Group and to comment thereon. Motorola and Freescale will make reasonable efforts to issue their respective annual and quarterly earnings releases at approximately the same time on the same date. No later than eight (8) hours prior to the time and date that a party intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, such party will deliver to the other party copies of substantially final drafts of all press releases and other statements to be made available by any member of that party’s Group to employees of any member of that party’s Group or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any Freescale Group member. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding two sentences, the issuing party will consult with the other party regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the issuing party will deliver to the other party copies of final drafts of all press releases and other public statements.

(xii)    Cooperation on Motorola Filings. Freescale will cooperate fully, and cause Freescale’s Auditors to cooperate fully, with Motorola to the extent requested by Motorola in the preparation of Motorola’s public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Motorola with the SEC, any national securities exchange or otherwise made publicly available (collectively, the “Motorola Public Filings”). Freescale agrees to provide to Motorola all information that Motorola reasonably requests in connection with any Motorola Public Filings or that, in the judgment of Motorola’s legal department, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. Freescale will provide such information in a timely manner on the dates requested by Motorola (which may be earlier than the dates on which Freescale otherwise would be required hereunder to have such information available) to enable Motorola to prepare, print and release all Motorola Public Filings on such dates as Motorola will determine but in no event later than as required by applicable law. Freescale will use its commercially reasonable efforts to cause Freescale’s Auditors to consent to any reference to them as experts in any Motorola Public Filings required under any law, rule or regulation. If and to the extent requested by Motorola, Freescale will diligently and promptly review all drafts of such Motorola Public Filings and prepare in a diligent and timely fashion any portion of such Motorola Public Filing pertaining to Freescale. Prior to any printing or public release of any Motorola Public Filing, an appropriate executive officer of Freescale will, if requested by Motorola, certify that the information relating to any Freescale Group member or the SPS Business in such Motorola Public Filing is accurate, true, complete and correct in all material respects. Unless required by law, rule or regulation, Freescale will not publicly release any financial or other information which conflicts with the information with respect to any Freescale Group member or the SPS Business that is included in any Motorola Public Filing without Motorola’s prior written consent. Prior to the release or filing thereof, Motorola will provide Freescale with a draft of any portion of a Motorola Public Filing containing information relating to the Freescale Group and will give Freescale an opportunity to review such information and comment thereon; provided that Motorola will determine in its sole and absolute discretion the final form and content of all Motorola Public Filings.

(b)    Auditors and Audits; Annual Statements and Accounting. Freescale agrees that, for so long as Motorola is required to consolidate Freescale’s results of operations and financial position or to account for its investment in Freescale under the equity method of accounting (in accordance with GAAP):

(i)    Selection of Freescale Auditors. Unless required by law, Freescale will not select a different accounting firm than KPMG LLP (or its affiliate accounting firms) (unless so directed by Motorola in accordance with a change by Motorola in its accounting firm) to serve as its (and the Freescale Affiliates’) independent certified public accountants (“Freescale’s Auditors”) without Motorola’s prior written consent (which will not be unreasonably withheld); provided, however, that, to the extent any such Freescale Affiliates are currently using a different accounting firm to serve as their independent certified public accountants, such Freescale Affiliates may continue to use such accounting firm provided such accounting firm is reasonably satisfactory to Motorola.

(ii)    Audit Timing. Freescale will use its commercially reasonable efforts to enable Freescale’s Auditors to complete their audit such that they will date their opinion on the Annual Financial Statements on the same date that Motorola’s independent certified public accountants (“Motorola’s Auditors”) date their opinion on Motorola’s audited annual financial statements (the “Motorola Annual Statements”), and to enable Motorola to meet its timetable for the printing, filing and public dissemination of the Motorola Annual Statements, all in accordance with Section 5.1(a) hereof and as required by applicable law.

(iii)    Information Needed by Motorola. Freescale will provide to Motorola on a timely basis all information that Motorola reasonably requires to meet its schedule for the preparation,

printing, filing, and public dissemination of the Motorola Annual Statements in accordance with Section 5.1(a) hereof and as required by applicable law. Without limiting the generality of the foregoing, Freescale will provide all required financial information with respect to the Freescale Group to Freescale’s Auditors in a sufficient and reasonable time and in sufficient detail to permit Freescale’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Motorola’s Auditors with respect to information to be included or contained in the Motorola Annual Statements.

(iv)    Access to Freescale Auditors. Freescale will authorize Freescale’s Auditors to make available to Motorola’s Auditors both the personnel who performed, or are performing, the annual audit of Freescale and work papers related to the annual audit of Freescale, in all cases within a reasonable time prior to Freescale’s Auditors’ opinion date, so that Motorola’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Freescale’s Auditors as it relates to Motorola’s Auditors’ report on Motorola’s statements, all within sufficient time to enable Motorola to meet its timetable for the printing, filing and public dissemination of the Motorola Annual Statements.

(v)    Access to Records. If Motorola determines in good faith that there may be some inaccuracy in a Freescale Group member’s financial statements or deficiency in a Freescale Group member’s internal accounting controls or operations that could materially impact Motorola’s financial statements, at Motorola’s request, Freescale will provide Motorola’s internal auditors with access to the Freescale Group’s books and records so that Motorola may conduct reasonable audits relating to the financial statements provided by Freescale under this Agreement as well as to the internal accounting controls and operations of the Freescale Group.

(vi)    Notice of Changes. Subject to Section 5.1(a)(vii), Freescale will give Motorola as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Freescale’s accounting estimates or accounting principles from those in effect on the Effective Date. Freescale will consult with Motorola and, if requested by Motorola, Freescale will consult with Motorola’s Auditors with respect thereto. Freescale will not make any such determination or changes without Motorola’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in Freescale’s or Motorola’s financial statements as filed with the SEC or otherwise publicly disclosed therein.

(vii)    Accounting Changes Requested by Motorola. Notwithstanding clause (vi) above, Freescale will make any changes in its accounting estimates or accounting principles that are requested by Motorola in order for Freescale’s accounting practices and principles to be consistent with those of Motorola.

(viii)    Special Reports of Deficiencies or Violations. Freescale will report in reasonable detail to Motorola the following events or circumstances promptly after any executive officer of Freescale or any member of the Freescale Board of Directors becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Freescale’s ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Freescale’s internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of law that an attorney representing any Freescale Group member has formally made to any officers or directors of Freescale pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).

Section 5.2    Other Covenants. In addition to the other covenants contained in this Agreement and the Ancillary Agreements, Freescale hereby covenants and agrees that, for so long as Motorola beneficially owns at least fifty percent (50%) of the total voting power of all classes of then outstanding capital stock of Freescale entitled to vote generally in the election of directors (“Freescale Voting Stock”):

(a) Freescale will not, without the prior written consent of Motorola (which Motorola may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Motorola to freely sell, transfer, assign, pledge or otherwise dispose of shares of Freescale Common Stock or would restrict or limit the rights of any transferee of Motorola as a holder of Freescale Common Stock. Without limiting the generality of the foregoing, Freescale will not, without the prior written consent of Motorola (which Motorola may withhold in its sole and absolute discretion), take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Motorola as a Freescale stockholder either (i) solely as a result of the amount of Common Stock owned by Motorola or (ii) in a manner not applicable to Freescale stockholders generally.

(b) Freescale will not, without the prior written consent of Motorola (which it may withhold in its sole and absolute discretion), issue any shares of Freescale Capital Stock or any rights, warrants or options to acquire Freescale Capital Stock (including, without limitation, securities convertible into or exchangeable for Freescale Capital Stock), if after giving effect to such issuances and considering all of the shares of Freescale Capital Stock acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), Motorola would own less than fifty percent (50%) of the Freescale Voting Stock.

(c) To the extent that Motorola is a party to any Contracts that provide that certain actions or inactions of Motorola Affiliates (which for purposes of such Contract includes any member of the Freescale Group) may result in Motorola being in breach of or in default under such Contracts and Motorola has advised Freescale of the existence, and has furnished Freescale with copies, of such Contracts (or the relevant portions thereof), Freescale will not take or fail to take, as applicable, and Freescale will cause the other members of the Freescale Group not to take or fail to take, as applicable, any actions that reasonably could result in Motorola being in breach of or in default under any such Contract. The parties acknowledge and agree that from time to time Motorola may in good faith (and not solely with the intention of imposing restrictions on Freescale pursuant to this covenant) enter into additional Contracts or amendments to existing Contracts that provide that certain actions or inactions of Motorola Subsidiaries or Affiliates (including, for purposes of this Section 5.2(c), members of the Freescale Group) may result in Motorola being in breach of or in default under such Contracts. In such event, provided Motorola has notified Freescale of such additional Contracts or amendments to existing Contracts, Freescale will not thereafter take or fail to take, as applicable, and Freescale will cause the other members of the Freescale Group not to take or fail to take, as applicable, any actions that reasonably could result in Motorola being in breach of or in default under any such additional Contracts or amendments to existing Contracts. Motorola acknowledges and agrees that Freescale will not be deemed in breach of this Section 5.2(c) to the extent that, prior to being notified by Motorola of an additional Contract or an amendment to an existing Contract pursuant to this Section 5.2(c), a Freescale Group member already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 5.2(c) had such action(s) or inaction(s) occurred after such notification, provided that Freescale does not, after notification by Motorola, take any further action or fail to take any action that contributes further to such breach or default. Freescale agrees that any Information provided to it pursuant to this Section 5.2(c) will constitute Information that is subject to Freescale’s obligations under Article 6.

Section 5.3    Covenants Regarding the Incurrence of Indebtedness.

(a) Freescale covenants and agrees that prior to the consummation of the IPO, Freescale will not, and Freescale will not permit any other member of the Freescale Group to, without Motorola’s prior written consent (which Motorola may withhold in its sole and absolute discretion), directly or indirectly, solicit, initiate or encourage any negotiations or discussions with respect to any offer or proposal for Freescale Indebtedness, other than for (i) the Freescale High Yield Notes and (ii) the Freescale Bank Facilities.

(b) Freescale covenants and agrees, that, notwithstanding any other provision in this Agreement to the contrary, prior to the consummation of the IPO, Freescale will not, and Freescale will not permit any other member of the Freescale Group to, without Motorola’s prior written consent (which Motorola may withhold in its sole and absolute discretion), directly or indirectly, incur any Freescale Indebtedness (other than Inter-Group Indebtedness). Freescale covenants and agrees that after the consummation of the IPO and through the Distribution Date, Freescale will not, and Freescale will not permit any other member of the Freescale Group to, without Motorola’s prior written consent (which Motorola may withhold in its sole and absolute discretion), directly or indirectly, incur any Freescale Indebtedness other than in accordance with the terms of the Freescale High Yield Notes and the Freescale Bank Facilities.

(c) Freescale hereby covenants and agrees that, for so long as Freescale constitutes a “Subsidiary” as such term is defined in the Motorola Credit Agreement, Freescale will not, and Freescale will not permit any other member of the Freescale Group to, without Motorola’s prior written consent (which Motorola may withhold in its sole and absolute discretion), create, incur, assume or suffer to exist any Freescale Indebtedness if the incurrence of such Freescale Indebtedness would cause Motorola to be in breach of or in default under any Contract the existence of which Motorola has advised Freescale and of which Motorola has furnished Freescale a copy pursuant to Section 5.2(c), or if the incurrence of such Freescale Indebtedness could be reasonably likely to adversely impact the credit rating of any commercial Motorola indebtedness.

(d) In order to implement this Section 5.3, Freescale will notify Motorola in writing at least forty-five (45) Business Days prior to the time it or any other member of the Freescale Group contemplates incurring any Freescale Indebtedness of its intention to do so and will either (i) demonstrate to Motorola’s satisfaction that this Section 5.3 will not be violated by such proposed additional Freescale Indebtedness or (ii) obtain Motorola’s prior written consent to the incurrence of such proposed additional Freescale Indebtedness. Any such written notification from Freescale to Motorola will include documentation of any existing Freescale Indebtedness and estimated Freescale Indebtedness after giving effect to such proposed incurrence of additional Freescale Indebtedness. Motorola will have the right to verify the accuracy of such information and Freescale will cooperate fully with Motorola in such effort (including, without limitation, by providing Motorola with access to the working papers and underlying documentation related to any calculations used in determining such information).

ARTICLE 6

ACCESS TO INFORMATION

Section 6.1    Restrictions on Disclosure of Information.

(a)    Generally. Without limiting any rights or obligations under any other existing or future agreement between the parties and/or any other members of their respective Group relating to confidentiality, for five (5) years after the Effective Date each party will, and each party will cause its respective Group members and its Representatives to, hold in strict confidence, with at least the same degree of care that applies to Motorola’s confidential and proprietary Information pursuant to policies in effect as of the Effective Date, all confidential and proprietary Information concerning the other Group that is either in its possession as of the Effective Date or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, each party, its respective Group members and its Representatives, may disclose such Information to the extent that such party can demonstrate that such Information is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the parties and/or any of their respective Group members relating to confidentiality, or (ii) lawfully acquired from a third Person on a non-confidential basis or independently developed by, or on behalf of, such party by Persons who do not have access to, or descriptions of, any such Information. Each party will maintain, and will cause its respective Group members and Representatives to maintain, policies and procedures, and develop such further policies and procedures as will from time to time become necessary or appropriate, to ensure compliance with this Section 6.1.

(b)    Disclosure of Third Person Information. Freescale acknowledges that it and other members of the Freescale Group may have in its or their possession confidential or proprietary Information of third Persons that was received under confidentiality or non-disclosure agreement with such third Person while part of Motorola. Freescale will, and Freescale will cause its respective Group members and its Representatives to, hold in strict confidence the confidential and proprietary Information of third Persons to which any member of the Freescale Group has access, in accordance with the terms of any agreements entered into prior to the Effective Date between members of the Motorola Group (whether acting through, on behalf of, or in connection with, the SPS Business) and such third Persons.

Section 6.2    Legally Required Disclosure of Information. If either party or any of its respective Group members or Representatives becomes legally required to disclose any Information (the “Disclosing Party”) that it is otherwise obligated to hold strict confidence pursuant to Section 6.1, such party will promptly notify the Person that owns the Information (the “Owning Party”) and will use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 6.2. All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy will be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 6.2, the Disclosing Party will (a) disclose only that portion of the Information which its legal counsel advises it is compelled to disclose or otherwise stand liable for contempt or suffer other similar significant corporate censure or penalty, (b) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Information, and (c) promptly provide the Owning Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed.

Section 6.3    Access to Information. During the Retention Period (as defined in Section 6.4 below), each party will cooperate with and afford, and will cause its respective Group members and Representatives to cooperate with and afford, to the other party reasonable access upon reasonable advance written request to all Information (other than Information which is (a) protected from disclosure by the attorney-client privilege or work product doctrine, (b) proprietary in nature, (c) the subject of a confidentiality agreement between such party and a third Person which prohibits disclosure to the other party, or (d) prohibited from disclosure under applicable law) owned by such party or one of its Group members or within such party’s or any of its respective Group member’s or Representative’s possession which is created prior to the Distribution Date and which relates to the requesting party’s (the “Requestor”) business, assets or liabilities, and such access is reasonably required by the Requestor (i) to comply with requirements imposed on the Requestor by any governmental authority, (ii) for use in any proceeding (except for a litigation matter between the parties or any of their respective Group members), (iii) to satisfy audit, accounting, Tax or similar requirements, (iv) to obtain insurance, or (v) to comply with the Requestor’s obligations under this Agreement or any Ancillary Agreement. As used in this Agreement, “access” will mean the obligation of a party in possession of Information (the “Possessor”) requested by the Requestor to exert its commercially reasonable efforts to locate all requested Information that is owned and/or possessed by Possessor or any respective Group members or Representatives. The Possessor, at its own expense, will conduct a diligent search designed to identify all requested Information and will collect all such Information for inspection by the Requestor during normal business hours at the Possessor’s place of business. Subject to such confidentiality and/or security obligations as the Possessor may reasonably deem necessary, the Requestor may have all requested Information duplicated at Requestor’s expense. Alternatively, the Possessor may choose to deliver, at the Requestor’s expense, all requested Information to the Requestor in the form requested by the Requestor. The Possessor will notify the Requestor in writing at the time of delivery if such Information is to be returned to the Possessor. In such case, the Requestor will return such Information when no longer needed to the Possessor at the Possessor’s expense. In connection with providing Information pursuant to this Section 6.3, each party hereto will, upon the request of the other party and upon reasonable advance notice, make available during normal business hours its respective employees (and those employees of its respective Group members and Representatives, as applicable) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the Requestor.

Section 6.4    Record Retention. Freescale will, and Freescale will cause each of the other Freescale Group members to, adopt and comply with a record retention policy with respect to Information owned by or in the possession of the Freescale Group and which is created prior to the Distribution Date that is no less stringent than Motorola’s record retention policy in effect as of the Effective Date or as Motorola may modify such policy during the three (3) year period subsequent to the Distribution Date, provided that Motorola notifies Freescale of any such modifications. Each party will, at its sole cost and expense, preserve and retain all Information in its respective possession or control that the other party has the right to access pursuant to Section 6.3 or that it is required to preserve and retain in accordance with such record retention policy or for any longer period as may be required by (a) any government agency, (b) any litigation matter, (c) applicable law, or (d) any Ancillary Agreement (as applicable, the “Retention Period”). If either party wishes to dispose of any Information which it is obligated to retain under this Section 6.4 prior to the expiration of the Retention Period, then that party will first provide forty-five (45) days’ written notice to the other party, and the other party will have the right, at its option but at the expense of the party that desires to dispose of such Information, upon prior written notice within such 45-day period, to take possession of such Information within ninety (90) days after the date of the notice provided pursuant to this Section 6.4. Written notice of intent to dispose of such Information will include a description of the Information in detail sufficient to allow the other party to reasonably assess its potential need to retain such materials.

Section 6.5    Production of Witnesses. For no less than seven (7) years after the Effective Date, each party will use commercially reasonable efforts, and will cause each of its respective Group members to use commercially reasonable efforts, to make available to each other, upon written request, its past and present Representatives as witnesses to the extent that any such Representatives may reasonably be required (giving consideration to the business demands upon such Representatives) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

Section 6.6    Reimbursement. Unless otherwise provided in this Article 6, each party providing access to Information or witnesses to the other party pursuant to Sections 6.3, 6.4 or 6.5 will be entitled to receive from the receiving party, upon the presentation of invoices therefor, payment for all reasonable, out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expenses) as may be reasonably incurred in providing such Information or witnesses.

Section 6.7    Other Agreements Regarding Access to Information. The rights and obligations of the parties under this Article 6 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement or any Ancillary Agreement.

Section 6.8    Acquisition of Freescale by another Person. In the event Freescale enters into an agreement with a third Person to sell all or any portion of the SPS Business, together with the Information related thereto, whether pursuant to a stock or asset sale, merger or otherwise, Motorola will have the right to duplicate prior to any such disposition any Information held by Freescale that relates to either (a) the SPS Business as conducted through the Distribution Date (or the date of the disposition to such third Person if the Distribution has not occurred), or (b) the transactions contemplated by this Agreement. Freescale covenants and agrees in connection with any such disposition (x) to provide Motorola not less than sixty (60) days’ written notice prior to the consummation of such disposition, and (y) not to disclose any Information of Motorola or relating to the Motorola Business to such third Person without Motorola’s express written consent which may be withheld in Motorola’s sole discretion. In addition, Motorola will have the right, in its sole discretion, to require Freescale to destroy or return to Motorola all or any portion of such Information prior to such disposition. Freescale covenants and agrees that it will not sell all or any portion of the SPS Business to any third Person unless such third Person expressly agrees in writing to be bound by all of Freescale’s obligations under this Section 6.8. In the event Motorola enters into an agreement with a third Person to sell all or any portion of the Motorola Business, Motorola covenants and agrees in connection with any such disposition not to disclose any Information of Freescale or relating to the SPS Business to such third Person without Freescale’s express written consent which may be withheld in Freescale’s sole discretion.

Section 6.9    Iridium Data Retention and Access. Notwithstanding anything to the contrary in this Article 6, Freescale acknowledges that some Information may include Iridium Data and/or may relate to Iridium Claims. Freescale further agrees and acknowledges as follows: (a) the Iridium Data will be retained and preserved and will not be removed, modified, altered or destroyed; provided that, should such Iridium Data inadvertently be removed, modified, altered or destroyed, Freescale agrees to provide prompt written notice to Motorola, which will be provided within two (2) business days of learning of the removal, modification, alteration or destruction and will include details of same; and (b) Motorola may need access to the Iridium Data in the future, including the right to copy, retrieve and/or remove the Iridium Data for purposes of defending against the Iridium Claims. Freescale agrees to give Motorola reasonable access to the Iridium Data upon reasonable advance written notice, and the right to copy, retrieve and/or remove such Iridium Data at Motorola’s cost and expense.

Section 6.10    Iridium Claims: Cooperation. In addition to the provisions of Section 6.9, Freescale agrees that it will: (a) fully cooperate in connection with Motorola’s defense of the Iridium Claims; and (b) make available during normal business hours its Representatives (and the Representatives of its respective Group members, as applicable) to the extent reasonably necessary to discuss and explain all requested Iridium Data with and to Motorola or its Representatives.

ARTICLE 7

ADDITIONAL COVENANTS AND OTHER MATTERS

Section 7.1    Further Assurances. In addition to the Ancillary Agreements, the parties agree to execute, or cause to be executed by their appropriate Group members or Representatives, and deliver, as appropriate, such other agreements, instruments and documents as may be necessary or desirable in order to effect the transactions contemplated by this Agreement and the Ancillary Agreements. At the request of Freescale, Motorola will execute and deliver, and will cause applicable members of the Motorola Group to execute and deliver, to Freescale and/or applicable members of the Freescale Group such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such other actions as Freescale may reasonably deem necessary or desirable in order (a) to transfer, convey and assign to Freescale and the other members of the Freescale Group, as applicable, the SPS Assets, (b) to put Freescale and the other members of the Freescale Group, as applicable, in actual possession and operating control thereof, and (c) to permit Freescale and the other members of the Freescale Group, as applicable, to exercise all rights with respect thereto. At the request of Motorola, Freescale will execute and deliver, and will cause applicable members of the Freescale Group to execute and deliver, to Motorola and/or applicable members of the Motorola Group all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as Motorola may reasonably deem necessary or desirable in order to ensure that Freescale and the other members of the Freescale Group fully and unconditionally assume and discharge the SPS Liabilities as contemplated under this Agreement, the Ancillary Agreements or any document in connection herewith or therewith, and relieve the Motorola Group of any Liability with respect thereto and evidence the same to third Persons. Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, no member of the Motorola Group will be obligated to incur any out-of-pocket costs, expenses and fees in connection with its obligations under this Section 7.1, including, without limitation, any attorneys’ fees, recording, assignment or other similar fees.

Section 7.2    Performance. Motorola will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Motorola Group. Freescale will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Freescale Group. Each party further agrees that it will cause its other Group members not to take any action or fail to take any action inconsistent with such party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 7.3    Environmental Matters. Freescale will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations related to remediation at what are commonly known as the 56th Street and Earll Drive Arizona State Superfund site, the Motorola 52nd Street Superfund site and the Mesa Arizona Voluntary Remediation Program site in accordance with applicable Environmental Laws and plans approved by the responsible governmental agency, and in a manner consistent with the performance of the same by Motorola’s Semiconductor Products Sector prior to the Effective Date. Further, Freescale agrees to use reasonable efforts to obtain letters, orders or other available means to provide Motorola with the same benefit of an agency’s completion determination or finding that no further action is necessary as Freescale will receive upon completion of the same.

Section 7.4    Existing Litigation Matters. Freescale agrees that the Existing IP Litigation Matters constitute pre-existing Third Party Claims, as that term is defined below in Section 8.3(d)(i), which were initiated prior to the Effective Date and for which proper notice has been given, and Freescale hereby expressly assumes control of such Existing IP Litigation Matters pursuant to Section 8.3(d)(i) as the Indemnifying Party. The parties further agree that the Existing IP Litigation Matters will remain and be treated as Third Party Claims after the Effective Date. Notwithstanding anything to the contrary in the Intellectual Property License Agreement, Freescale agrees to indemnify Motorola for the Existing IP Litigation Matters pursuant to the terms of indemnification set forth below in Article 8 for any and all Damages incurred or suffered by Motorola whether such Damages arise or accrue prior to, on or following the Effective Date. Motorola agrees that the outside legal counsel currently retained by Freescale in the Existing IP Litigation Matters may continue to represent the interests of both Freescale and Motorola, subject to Motorola’s rights pursuant to Section 8.3(d)(ii) and Section 8.3(d)(iii) below. Motorola further agrees that it will cooperate and assist Freescale in preserving and enforcing any third Person intellectual property indemnification protection rights available to Motorola in connection with the Existing IP Litigation Matters.

Section 7.5    Insurance Matters.

(a)    Directors’ and Officers’ Insurance. Freescale and its Covered Subsidiaries, and each of their directors and officers will be covered under Motorola’s current directors’ and officers’ insurance program until its expiration on July 1, 2004. Freescale will promptly pay or reimburse Motorola, as the case may be, for all costs and expenses associated with this coverage that are allocated by Motorola to Freescale and its Covered Subsidiaries in accordance with Motorola’s practice with respect to the SPS Business as of the Effective Date. Freescale, its Covered Subsidiaries and each of their directors and officers may review said policies upon request. In addition, Motorola will continue to provide such coverage to Freescale and its Covered Subsidiaries, and each of their directors and officers in connection with any extension of Motorola’s current directors’ and officers’ insurance program or under any new director’s and officers’ insurance program when Motorola’s current program expires on July 1, 2004. Freescale will reimburse Motorola for any incremental costs or expenses incurred by Motorola in connection with covering Freescale and its Covered Subsidiaries, and each of their directors and officers under any new insurance program or extension of the current insurance program that Motorola determines, in the exercise of its reasonable discretion, to be attributable to the coverage for Freescale, its Covered Subsidiaries or any of their directors or officers. Freescale acknowledges that such directors’ and officers’ insurance coverage will terminate as of the Distribution Date, and Freescale covenants and agrees that it will take appropriate steps to secure directors’ and officers’ insurance coverage for itself, its Subsidiaries and each of their directors and officers as of the Distribution Date.

(b)    TCS Insurance. Prior to the Effective Date, TCS Insurance Company of Ireland, Ltd. (“TCS”) has provided insurance coverage for assets and/or entities that will become part of the Freescale Group as of the Effective Date. Motorola will cause TCS to continue to provide insurance to Freescale and its Covered Subsidiaries between the Effective Date and the Distribution Date that is comparable to that maintained generally for Motorola and its Covered Subsidiaries during the same period, subject to insurance market conditions and other factors beyond Motorola’s or TCS’s reasonable control. Freescale will pay Motorola for all costs and expenses associated with the provision of such TCS insurance to Freescale and its Covered Subsidiaries in accordance with Motorola’s practice with respect to the SPS Business as of the Effective Date. From and after the Distribution Date, TCS will provide no further insurance to Freescale or any member of the Freescale Group.

(c)    Other Insurance. Except as set forth in Section 7.5(a) with respect to directors’ and officers’ insurance and Section 7.5(b) with respect to TCS insurance, during the period from the Effective Date through the Distribution Date, Motorola will, subject to insurance market conditions and other factors beyond Motorola’s reasonable control, maintain, for the protection of Freescale and its Covered Subsidiaries, policies of insurance that are comparable to those maintained generally for Motorola and its Covered Subsidiaries during the same period. Freescale will promptly pay or reimburse Motorola, as the case may be, for all costs and expenses associated therewith that are allocated by Motorola to Freescale and its Covered Subsidiaries in accordance with (i) Motorola’s practice with respect to the SPS Business as of the Effective Date, or (ii) the terms of the Transition Services Agreement, as applicable. To the extent Motorola purchases a new type of insurance, or an amount or level of insurance not previously purchased by Motorola in order to protect, at least in part, Freescale or any of its Covered Subsidiaries, that portion of the costs and expenses of such insurance attributable to Freescale or any of its Covered Subsidiaries, as determined in Motorola’s sole discretion, shall be reimbursed by Freescale.

(d)    Payments and Reimbursements. All payments and reimbursements by Freescale pursuant to this Section 7.5 will be made within thirty (30) days after Freescale’s receipt of an invoice therefor from Motorola.

(e)    Changes in Costs or Expenses. The costs and expenses for which Freescale is obligated to pay or reimburse Motorola pursuant to this Section 7.5 will be based on Motorola’s current insurance costs and expenses as of the Effective Date and will be appropriately adjusted as a result of any changes in those costs and expenses after the Effective Date, although the methodology upon which such costs and expenses is based will remain the same.

(f)    Notification of Changes. Motorola agrees to provide Freescale not less than sixty (60) days advance written notice in the event it elects (or any of its insurers notifies Motorola in writing of such insurer’s election) to cancel or effect any non-administrative modification of the terms and conditions of any Motorola insurance policy that provides coverage to Freescale or any of its Covered Subsidiaries, which notice will include the anticipated date of cancellation or a description of such modification, as applicable.

(g)    Historical Loss Data. For no less than seven (7) years after the Effective Date, Motorola will use commercially reasonable efforts to make available to Freescale, upon written request, historical insurance loss Information relating to the SPS Business and any other Information relating to Motorola’s historic insurance program with respect to the SPS Business. Any such Information provided to Freescale pursuant to this provision will also be subject to the provisions of Section 6.3.

(h)    Post Distribution Date. Freescale acknowledges and agrees that from and after the Distribution Date (i) no member of the Motorola Group will purchase or maintain, or cause to be purchased or maintained, any insurance policy for the protection of Freescale, its Covered Subsidiaries, any member of the Freescale Group or any of their respective directors and officers, and (ii) the Freescale Group (including Freescale and its Covered Subsidiaries) will purchase insurance coverage sufficient to protect its interests.

Section 7.6    Export Control Compliance. Freescale agrees not to, and Freescale will cause each other member of the Freescale Group not to, export, re-export or otherwise transfer any commodities or technology received from any member of the Motorola Group in connection with the Contribution or otherwise, except in accordance with applicable export control regulations, including, without limitation, the applicable export control regulations of the United States. This Section 7.6 will survive termination of this Agreement for any reason whatsoever.

Section 7.7    Conduct of SPS Business between Effective Date and the IPO Settlement Date. From the Effective Date through the IPO Settlement Date, Freescale will (and Freescale will cause each of the other Freescale Group members to) conduct its operations in the Ordinary Course of Business. Without limiting the generality of the foregoing, prior to the IPO Settlement Date, Freescale will not (and Freescale will cause each of the other Freescale Group members not to), without the written consent of Motorola, which consent may be withheld in Motorola’s sole discretion, take any action outside the Ordinary Course of Business, including, without limitation: (a) the incurrence of any capital expenditures or Liabilities not previously approved by Motorola prior to the Effective Date; (b) the acquisition of any businesses or other Assets, by means of merger, consolidation or otherwise; (c) any action that would result in the acceleration of payment of any account payable or delay in the creation or collection of any account receivable; or (d) any loans, advances or capital contributions to, or investments in, any other Person (other than members of the Freescale Group).

Section 7.8    Conduct of SPS Business between IPO Settlement Date and Distribution Date. Subject to any additional restrictions in the Tax Sharing Agreement, during the period from the IPO Settlement Date through the Distribution Date, Freescale covenants and agrees that the Freescale Group as a whole will not, without Motorola’s prior written consent (which Motorola may withhold in its sole and absolute discretion): (a) acquire any businesses or other Assets, by means of merger, consolidation or otherwise, of any other Person, with an aggregate value of more than $100 million for all such acquisitions, (b) dispose of Assets held by the Freescale Group, by sale or otherwise, with an aggregate value of more than $100 million for all such dispositions, or (c) acquire any equity or debt securities of any other Person, with an aggregate value of more than $50 million for all such acquisitions.

ARTICLE 8

INDEMNIFICATION

Section 8.1    Indemnification by Freescale Group. Subject to the provisions hereof, Freescale will, and Freescale will cause any member of the Freescale Group that receives any SPS Asset or assumes any SPS Liability pursuant to the terms of this Agreement or any Ancillary Agreement (and each of their respective successors and assigns) to, jointly and severally indemnify, defend and hold harmless Motorola, each member of the Motorola Group, each of their respective past and present Representatives, and each of their respective successors and assigns (collectively, the “Motorola Indemnified Parties”) from and against any and all Damages incurred or suffered by the Motorola Indemnified Parties arising or resulting from the following, whether such Damages arise or accrue prior to, on or following the Effective Date:

(a) The failure of Freescale or any other member of the Freescale Group or any other Person to pay, perform or otherwise properly discharge any of the SPS Liabilities in accordance with their respective terms;

(b) The SPS Business or any SPS Liability, including without limitation, any Liabilities arising out of or relating to the Existing IP Litigation Matters;

(c) Any breach by Freescale or any member of the Freescale Group of this Agreement or any Ancillary Agreement; and

(d) Any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the IPO Registration Statement and any other documents filed with the SEC in connection with the IPO or the transactions contemplated in this Agreement, other than with respect to the Motorola Disclosure Portions.

Section 8.2    Indemnification by Motorola Group. Subject to the provisions hereof, Motorola will, and Motorola will cause any member of the Motorola Group that transfers any SPS Asset pursuant to the terms of this Agreement or any Ancillary Agreement (and each of their respective successors and assigns) to, jointly and severally indemnify, defend and hold harmless each member of the Freescale Group, each of their respective past and present Representatives, and each of their respective successors and assigns (collectively, the “Freescale Indemnified Parties”) from and against any and all Damages incurred or suffered by the Freescale Indemnified Parties arising or resulting from the following:

(a) The failure of Motorola or any other member of the Motorola Group or any other Person to pay, perform or otherwise properly discharge any of the Motorola Liabilities in accordance with their respective terms;

(b) The Motorola Business or the Motorola Liabilities; and

(c) Any breach by Motorola or any member of the Motorola Group of this Agreement or any Ancillary Agreement.

Section 8.3    Claim Procedure.

(a)    Claim Notice. A party that seeks indemnity under this Article 8 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”), whether the Damages sought arise from matters solely between the parties or from Third Party Claims. The Claim Notice must contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Damages. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure.

(b)    Response to Notice of Claim. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and, in which case, the Indemnifying Party will pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, in which case, the parties will resort to the dispute resolution procedures set forth in Section 9.3.

(c)    Contested Claims. In the event that the Indemnifying Party disputes the Claimed Amount, as soon as practicable but in no event later than ten (10) days after the receipt of the notice referenced in Section 8.3(b)(ii) hereof, the parties will begin the process to resolve the matter in accordance with the dispute resolution provisions of Section 9.3 hereof. Upon ultimate resolution thereof, the parties will take such actions as are reasonably necessary to comply with such agreement or instructions.

(d)    Third Party Claims.

(i)    In the event that the Indemnified Party receives notice or otherwise learns of the assertion by a Person who is not a member of either Group of any claim or the commencement of any Action (collectively, a “Third-Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article 8, the Indemnified Party will give written notification to the Indemnifying Party of the Third-Party Claim. Such notification will be given within five (5) days after receipt by the Indemnified Party of notice of such Third-Party Claim, will be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the

Indemnifying Party has not so assumed control of such defense, the Indemnified Party will control such defense.

(ii)    The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third-Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party will be considered “Damages” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) will keep the Non-controlling Party reasonably advised of the status of such Third-Party Claim and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such Information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

(iii) The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if (A) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, and (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

Section 8.4    Survival; Limitations.

(a) All covenants and agreements of the parties contained in this Agreement will survive each of the Contribution, the IPO and the Distribution. The rights and obligations of Motorola, Freescale and each of their respective Indemnified Parties under this Agreement will survive the sale, assignment or other transfer by any party of any Assets or Liabilities.

(b) The amount of any Damages for which indemnification is provided under this Agreement will be net of any amounts actually recovered by the Indemnified Party from any third Person (including, without limitation, amounts actually recovered under insurance policies) with respect to such Damages. Any Indemnifying Party hereunder will be subrogated to the rights of the Indemnified Party upon payment in full of the amount of the relevant indemnifiable Damages. An insurer who would otherwise be obligated to pay any claim will not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third Person in respect of Damages for which indemnification is provided in this Agreement after the full amount of such indemnifiable Damages has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Damages and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Damages, then the Indemnified Party will promptly remit to the Indemnifying Party the excess (if any) of (X) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Damages plus the amount received from the third Person in respect thereof, less (Y) the full amount of such indemnifiable Damages.

(c) Notwithstanding anything to the contrary in this Article 8, in the event that a Freescale Group member is an Indemnifying Party, the initial presumption will be that there is no insurance coverage for any such Damages, and the Indemnifying Party will, upon request by Motorola, fully indemnify, defend and hold harmless the Indemnified Party from and against any and all such Damages. Once the Indemnifying Party has discharged this obligation to the Indemnified Party, the Indemnifying Party may request that the Indemnified Party pursue insurance coverage from one or more insurers in connection with such Damages. If requested, the Indemnified Party will pursue insurance coverage, including, if necessary, the filing of coverage litigation, all of which will be at the Indemnifying Party’s sole cost and expense. The Indemnifying Party will pay directly or promptly reimburse the Indemnified Party for all such costs and expenses, as directed by the Indemnified Party. The Indemnified Party will retain full and exclusive control of all such matters (including, without limitation, the settlement of underlying covered claims and/or coverage claims against insurers), and the Indemnified Party will have the right to select counsel with the concurrence of Indemnifying Party, which concurrence will not be withheld unreasonably. The net proceeds of any insurance recovery (after deducting any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party) will be paid to the Indemnifying Party. At all times, the Indemnifying Party will cooperate with the Indemnified Party’s insurers and/or with the Indemnified Party in the pursuit of insurance coverage, as and when reasonably requested to do so by the Indemnified Party. It is not the intent of this Section 8.4(c) to absolve the Indemnifying Party of any responsibility to the Indemnified Party for those Damages in connection with which the Indemnified Party actually secures insurance coverage, but to allocate the costs of pursuing such coverage to the Indemnifying Party and to provide the Indemnified Party with a full, interim indemnity from the Indemnifying Party until such time as the extent of insurance coverage is determined and is obtained. Notwithstanding anything to the contrary in this Section 8.4(c), if the Indemnified Party in its sole discretion determines that it is necessary to do so, the Indemnified Party may pursue insurance coverage for the benefit of Indemnifying Party before the Indemnifying Party has fully discharged its obligations to the Indemnified Party under this Agreement. In such event, the Indemnified Party may unilaterally take any steps it determines are necessary to preserve such insurance coverage, including, by way of example and not by way of limitation, tendering the defense of any claim or suit to an insurer or insurers of the Indemnified Party if the Indemnified Party concludes that such action may be required by the relevant insurance policy or policies. Any such actions by the Indemnified Party will not relieve Indemnifying Party of any of its obligations to the Indemnified Party under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnified Party for costs and expenses.

(d) Any indemnification payment made under this Agreement will be characterized for Tax purposes as a contribution or distribution or payment of an assumed or retained liability, as applicable.

(e) Notwithstanding the joint and several indemnification obligations of each Group as set forth in Sections 8.1 and 8.2, the parties agree that the indemnification obligation of any Motorola Group member or Freescale Group member, as applicable, for Damages will be satisfied by a direct payment from Motorola or Freescale, as applicable, to the other party irrespective of which Group member is found liable for Damages.

(f) Notwithstanding anything to the contrary in Section 8.1 or Section 8.2, (i) indemnification with respect to Taxes shall be governed exclusively by the Tax Sharing Agreement, (ii) to the extent the Intellectual Property License Agreement specifically provides indemnification with respect to Third-Party Claims for infringement of Intellectual Property rights (other than the Existing IP Litigation Matters), the Intellectual Property License Agreement shall govern with respect to that indemnification, and (iii) to the extent the Employee Matters Agreement specifically provides indemnification with respect to certain employee-related SPS Liabilities, the Employee Matters

Agreement shall govern with respect to that indemnification. To the extent indemnification is not provided in such Ancillary Agreements, the terms of this Agreement shall govern.

(g) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNIFIED PARTY (COLLECTIVELY, “UNFORESEEN DAMAGES”), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 8.4(g).

ARTICLE 9

MISCELLANEOUS

Section 9.1    Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and, unless expressly provided therein, each Ancillary Agreement, and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 9.2    Jurisdiction. If any Dispute arises out of or in connection with this Agreement or any Ancillary Agreement, except as expressly contemplated by another provision of this Agreement or any Ancillary Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 9.3    Dispute Resolution.

(a)    Amicable Resolution.

(i) Motorola and Freescale mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement or any Ancillary Agreement, including any amendments hereto or thereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any Motorola Group member and any Freescale Group member as to the interpretation of any provision of this Agreement or any Ancillary Agreement executed in connection herewith or therewith (or the performance of obligations hereunder or thereunder), then unless otherwise provided in any Ancillary Agreement, the matter, upon written request of either party, will be referred for resolution to a steering committee established pursuant to this Section 9.3(a) (the “Steering Committee”). The Steering Committee will have eight (8) members, four (4) of whom will be appointed by Motorola and four (4) of whom will be appointed by Freescale. Each of Motorola and Freescale will use its good faith efforts to avoid replacing the initial members of the Steering Committee for the first year after the Effective Date. Thereafter, Motorola and Freescale will, to the extent practicable, honor the other party’s reasonable objections to any replacements of Steering Committee members. While any person is serving as a member of the Steering Committee, such person may not designate any substitute or proxy for purposes of attending or voting at a Steering Committee meeting. The Steering Committee will make a good faith effort to promptly resolve all Disputes referred to it. Steering Committee decisions made with the consent of at least three (3) Freescale members and at least three (3) Motorola members will be binding on Motorola and Freescale. If the Steering Committee does not agree to a resolution of a Dispute within thirty (30) days after the reference of the matter to it, each of Motorola and Freescale will be free to exercise the remedies available to it under applicable law, subject to Section 9.3(b). Notwithstanding anything to the contrary in this Article 9, any amendment to the terms of this Agreement or any Ancillary Agreement may only be effected in accordance with Section 9.10.

(ii) Between the Effective Date and the first anniversary of the Effective Date, the Steering Committee will hold meetings every six (6) weeks on dates established at the organizational meeting of the Steering Committee, which will be held as promptly as practicable after the Effective Date. Such meeting dates may be rescheduled by the Steering Committee if it becomes reasonably impracticable to hold such a meeting. After the first anniversary of the Effective Date, the Steering Committee will hold regularly scheduled meetings as determined by the Steering Committee.

(b)    Mediation and Alternate Dispute Resolution. In the event any Dispute cannot be resolved in a friendly manner as set forth in Section 9.3(a), the parties intend that such Dispute be resolved by an alternative dispute resolution process (“ADR”). If the Steering Committee is unable to resolve the Dispute as contemplated by Section 9.3(a), either Motorola or Freescale may demand mediation of the Dispute by written notice to the other in which case the two parties will select a mediator within ten (10) days after the demand. Neither party may unreasonably withhold consent to the selection of the mediator. The parties may agree to replace mediation with some other form of non-binding ADR such as neutral fact finding or mini-trial. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party. Each of Motorola and Freescale will bear its own costs of mediation or other form of ADR, but both parties will share the costs of the mediator or other arbiter equally.

(c)    Non-Exclusive Remedy. Nothing in this Section 9.3 will prevent either Motorola or Freescale from commencing formal litigation proceedings or seeking injunctive or similar relief if (i) the Dispute has not been resolved within forty-five (45) days after commencement of the applicable ADR process or (ii) any delay resulting from efforts to mediate such Dispute could result in serious and irreparable injury to either Motorola, Freescale or any member of either party’s Group.

(d)    Commencement of Dispute Resolution Procedure. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Motorola and Freescale are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to Section 8.3, this Section 9.3 or otherwise, and each party will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 9.3(d).

Section 9.4    Notices. Each party giving any notice required or permitted under this Agreement or any Ancillary Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 9.4: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement or any Ancillary Agreement only if given as provided in this Section 9.4 and will be deemed given on the date that the intended addressee actually receives the notice.

If to Motorola:	with a copy to:

Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 Attention: Chief Financial Officer Facsimile:	Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 Attention: General Counsel Facsimile:

If to Freescale:	with a copy to:

Freescale Semiconductor, Inc. 6501 William Cannon Drive Austin, Texas 78737 Attention: Chief Financial Officer Facsimile:	Freescale Semiconductor, Inc. 7700 West Parmer Lane Austin, Texas 78729 Attention: General Counsel Facsimile:

Section 9.5    Binding Effect and Assignment. This Agreement and each Ancillary Agreement binds and benefits the parties and their respective successors and assigns. Notwithstanding anything in Section 6.8 to the contrary, neither party may assign any of its rights or delegate any of its obligations under this Agreement or any Ancillary Agreement without the written consent of the other party which consent may be withheld in such party’s sole and absolute discretion and any assignment or attempted assignment in violation of the foregoing will be null and void. Notwithstanding the preceding sentence, Motorola may assign this Agreement and any Ancillary Agreement in connection with a merger transaction in which Motorola is not the surviving entity or the sale of all or substantially all of its assets.

Section 9.6    Severability. If any provision of this Agreement or any Ancillary Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement or such Ancillary Agreement, as the case may be, remain in full force, if the essential terms and conditions of this Agreement or such Ancillary Agreement, as the case may be, for each party remain valid, binding and enforceable.

Section 9.7    Entire Agreement. This Agreement, together with the Ancillary Agreements and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein and therein are superseded by this Agreement and the Ancillary Agreements, as applicable. In the event of any conflict between any provision in this Agreement and any provision in a Contribution Agreement, the provisions of this Agreement will control over the provisions in such Contribution Agreement. In the event of any conflict between (a) any provision in this Agreement or any Contribution Agreement, on the one hand, and (b) any specific provision in any Key Ancillary Agreement, on the other hand, pertaining to the subject matter of such Key Ancillary Agreement, the specific provisions in such Key Ancillary Agreement will control over the provisions in this Agreement or such Contribution Agreement, as applicable.

Section 9.8    Counterparts. The parties may execute this Agreement and any Ancillary Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of both parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

Section 9.9    Expenses. Freescale will be responsible for the payment of all costs, fees and expenses relating to the IPO, Motorola will be responsible for the payment of all costs, fees and expenses relating to the Distribution, and the responsibility for payment of costs, fees and expenses relating to the Contribution will be agreed to by the parties, including as set forth in the Tax Sharing Agreement and the Employee Matters Agreement.

Section 9.10    Amendment. The parties may amend this Agreement or any Ancillary Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement or such Ancillary Agreement, as applicable.

Section 9.11    Waiver. The parties may waive a provision of this Agreement or an Ancillary Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement or any Ancillary Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 9.12    Authority. Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which it is a party, (b) the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and each of the Ancillary Agreements to which it is a party, and (d) this Agreement and each of the Ancillary Agreements to which it is a party is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 9.13    Construction of Agreement.

(a) Where this Agreement or any Ancillary Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement or such Ancillary Agreement, as applicable.

(b) The captions, titles and headings, and table of contents, included in this Agreement and the Ancillary Agreements are for convenience only, and do not affect this Agreement’s or such Ancillary Agreements’ construction or interpretation. When a reference is made in this Agreement or any Ancillary Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

(c) This Agreement and the Ancillary Agreements are for the sole benefit of the parties hereto and their respective Group members and, except for the indemnification rights of the Motorola Indemnified Parties and the Freescale Indemnified Parties under this Agreement or as expressly provided in any Ancillary Agreement, do not, and are not intended to, confer any rights or remedies in favor of any Person (including any employee or stockholder of Motorola or Freescale) other than the parties signing this Agreement and their respective Group members.

(d) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(e) Any reference in this Agreement or any Ancillary Agreement to the singular includes the plural where appropriate. Any reference in this Agreement or any Ancillary Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate. For purposes of this Agreement, after the Effective Date the SPS Business will be deemed to be the business of Freescale and the Freescale Group, and all references made in this Agreement to Freescale as a party which operates as of a time following the Effective Date, will be deemed to refer to all members of the Freescale Group as a single party where appropriate.

(f) Unless otherwise expressly specified in an Ancillary Agreement, all references in this Agreement or any Ancillary Agreement to “dollars” or “$” means United States Dollars. If any payment required to be made hereunder is denominated in a currency other than United States Dollars, such payment will be made in United States Dollars and the amount thereof will be computed using Motorola’s P&L rate for the current month.

(g) Any reference in this Agreement or any Ancillary Agreement to a “member” of a Group means a party to this Agreement or another Person referred to in the definition of Freescale Group or Motorola Group, as applicable.

Section 9.14    Termination.

(a) This Agreement and any Ancillary Agreement may be terminated at any time prior to the Effective Date by and in the sole discretion of Motorola without the approval of Freescale in which case neither party will have any liability of any kind to the other party.

(b) The obligations of the parties under Article 4 (including the obligation to pursue or effect the Distribution) may be terminated by Motorola if (i) at any time after the Effective Date Motorola determines, in its sole and absolute discretion, that the Distribution would not be in the best interests of Motorola or its stockholders or (ii) the Distribution has not occurred by December 31, 2005.

Section 9.15    Limitation on Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES, OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

“Motorola”		“Freescale”

MOTOROLA, INC., a Delaware corporation		FREESCALE SEMICONDUCTOR, INC., a Delaware corporation

By:	/s/ David W. Devonshire	By:	/s/ Alan Campbell
Name:	David W. Devonshire	Name:	Alan Campbell
Title:	Executive Vice President and Chief Financial Officer	Title:	Senior Vice President and Chief Financial Officer